Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED PROFESSIONAL ACCOUNTANTS

We consent to the use in this Amendment No. 7 to Registration Statement No. 333-177917 on Form S-1 of our report dated March 13, 2012, except for Note 2—Going concern assumption, as to which the date is August 3, 2012 and note 23—Subsequent events, as to which the date is November 9, 2012 relating to the consolidated financial statements of BioAmber Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs regarding a) substantial doubt about the Company’s ability to continue as a going concern and b) the Company’s development stage status) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts”, in such Prospectus.

/s/ Deloitte & Touche LLP1

Montreal, Canada

November 9, 2012

1 CPA auditor, CA, public accountancy permit No. A109522